Texas Department of Insurance

Financial Regulation Division-Company Licensing & Registration Office, Mail Code 305-2C

333 Guadalupe • P. O. Box 149104, Austin, Texas 78714-9104

512-322-3507 telephone • 512-490-1035 fax • www.tdi.texas.gov

STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

The Commissioner of Insurance, as the chief administrative and executive officer and custodian of records of the Texas Department of Insurance has delegated to the undersigned the authority to certify the authenticity of documents filed with or maintained by or within the custodial authority of the Company Licensing & Registration Office of the Texas Department of Insurance.

Therefore, I hereby certify that the attached documents are true and correct copies of the documents described below. I further certify that the documents described below are filed with or maintained by or within the custodial authority of the Company Licensing & Registration Office of the Texas Department of Insurance.

The Articles of Incorporation and all Amendments for AMERICAN GENERAL LIFE INSURANCE COMPANY, Houston, Texas, altogether consisting of thirty-three (33) pages.

IN TESTIMONY WHEREOF, witness my hand and seal of office at Austin, Texas, this 29th of January 2013.

ELEANOR KITZMAN COMMISSIONER OF INSURANCE

BY:	/s/ Jeff Hunt
Jeff Hunt, Admissions Officer
Company Licensing & Registration
Commissioner’s Order No. 10-1106

No. 95 - 0912

OFFICIAL ORDER

of the

COMMISSIONER OF INSURANCE

of the

STATE OF TEXAS

AUSTIN, TEXAS

Date SEP 08 1995

Subject Considered:

AMERICAN GENERAL LIFE INSURANCE COMPANY

Houston, Texas

AMENDMENT TO THE ARTICLES OF INCORPORATION

CONSENT DOCKET NO. C-95-600

General remarks and official action taken:

On this day came on for consideration by the Commissioner of Insurance, pursuant to TEX. INS. CODE ANN. art. 3.05 and TEX. BUS. CORP. ACT art. 4.02 and art. 4.04, the application of AMERICAN GENERAL LIFE INSURANCE COMPANY, Houston, Texas, hereinafter referred to as “APPLICANT”, for approval of an amendment to its articles of incorporation increasing its authorized number of shares and establishing a series of preferred stock.

Staff for the Texas Department of Insurance and the duly authorized representative of the APPLICANT, have consented to the entry of this order as evidenced by their signatures hereto and request the Commissioner of Insurance informally dispose of this matter pursuant to the provisions of TEX. INS. CODE ANN. art. 1.33(e), TEX. GOV’T CODE ANN. §2001.056, and 28 TEX. ADMIN. CODE §1.47.

WAIVER

APPLICANT acknowledges the existence of its right to the issuance and service of notice of hearing, a public hearing, a proposal for decision, rehearing by the Commissioner of Insurance, and judicial review of this administrative action, as provided for in TEX. INS. CODE ANN. art. 1.04 and TEX. GOV’T, CODE ANN. §§2001.051, 2001.052, 2001.145 and 2001.146, and by the signature of its duly authorized representative on this order, has expressly waived each and every such right and acknowledges the jurisdiction of the Commissioner of Insurance.

95 - 0912

COMMISSIONER’S ORDER

AMERICAN GENERAL LIFE INSURANCE COMPANY

FINDINGS OF FACT

Based upon the express consent of APPLICANT, and the recommendation of the Texas Department of Insurance staff, the Commissioner of Insurance makes the following findings of fact:

1.	APPLICANT is a domestic stock life insurance company.

2.

Action by the Board of Directors and Sole Shareholder of APPLICANT authorizing the proposed charter amendment as required and permitted by TEX. INS. CODE ANN. art. 3.05 and TEX. BUS. CORP. ACT art. 4.02 and art. 4.04 has been evidenced to the Commissioner of Insurance.

3.

As a result of the amendment to the Articles of Incorporation, the APPLICANT will establish a series of preferred stock in addition to the class of common stock. The number of shares of preferred stock that the company will authorize will be eight thousand five hundred (8,500) shares at a par value of one hundred dollars ($100.00) per share. This will be in addition to the existing six hundred thousand (600,000) shares of common stock at a par value of ten dollars ($10.00) which the APPLICANT currently has authorized.

4.

The stated capital will not be increased from six million dollars ($6,000,000) at this time. When the proposed merger of The Franklin United Life Insurance Company, a direct subsidiary of The Franklin Life Insurance Company, with and into American General Life Insurance Company of New York, a direct subsidiary of the APPLICANT, is consummated, the 8,500 shares of preferred stock will be issued to The Franklin Life Insurance Company, which will then result in an increase of stated capital to six million eight hundred and fifty thousand dollars ($6,850,000)

5.

Upon approval of the charter amendment, six hundred thousand (600,000) shares of the capital stock, representing at least fifty percent (50%) of the authorized shares of capital stock, will be issued and outstanding.

6.

The proposed capital and surplus of the APPLICANT is equal to or exceeds the minimum requirements of capital and surplus required by the Texas Insurance Code for a domestic stock life insurance company, and is the bona fide, unconditional, and unencumbered property of the company.

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COMMISSIONER’S ORDER

AMERICAN GENERAL LIFE INSURANCE COMPANY

7.	At the time the preferred stock is issued, the aggregate number of such preferred stock shares issued and outstanding will be fully paid for.

8.

APPLICANT represents to the Commissioner of Insurance that its officers, directors and managing executives possess sufficient insurance experience, ability, and standing to render the continued success of the company probable.

9.	APPLICANT is acting in good faith.

CONCLUSIONS OF LAW

Based upon the foregoing findings of fact, the Commissioner of Insurance makes the following conclusions of law:

1.	The Commissioner of Insurance has authority and jurisdiction over this application under TEX. INS. CODE ANN. art. 3.05.

2.	The Commissioner of Insurance has authority to dispose of this matter under TEX. GOV’T CODE ANN. §2001.056, TEX. INS. CODE ANN. art. 1.33(e), and 28 TEX. ADMIN. CODE §1.47.

3.

APPLICANT and staff have knowingly and voluntarily waived all procedural requirements for the entry of this order, including, but not limited to, notice of hearing, a public hearing, a proposal for decision, rehearing by the Commissioner of Insurance, and judicial review of the order as provided for in TEX. GOV’T CODE ANN. §§2001.051, 2001.052, 2001.145 and 2001.146, and TEX. INS. CODE ANN. art. 1.04.

4.

Action by the Board of Directors and the Sole Shareholder of APPLICANT authorizing the proposed amendment as required and permitted by TEX. INS. CODE ANN. art. 3.05 and TEX. BUS. CORP. ACT art. 4.02 and art. 4.04 has been evidenced to the Commissioner of Insurance.

5.	The proposed amendment to the Articles of Incorporation of APPLICANT is properly supported by the required documents.

95 - 0912

COMMISSIONER’S ORDER

AMERICAN GENERAL LIFE INSURANCE COMPANY

IT IS, THEREFORE, THE ORDER of the Commissioner of Insurance that the charter amendment of AMERICAN GENERAL LIFE INSURANCE COMPANY, Houston, Texas, establishing eight thousand five hundred (8,500) shares of preferred stock with a par value of one hundred dollars ($100.00) be and the same is hereby, approved.

ELTON BOMER COMMISSIONER OF INSURANCE

BY	/s/ Kathy A. Wilcox
Kathy A. Wilcox
Director
Insurer Services
Order 94 - 0576

Recommended By:

/s/ Cindy Thurman
Cindy Thurman
Admissions Officer
Insurer Services

Agreed to by:

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:	/s/ Robert S. Cauthen, Jr.
(printed name) Robert S. Cauthen, Jr.
Title:	President and CEO

AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AMERICAN GENERAL LIFE INSURANCE COMPANY

(“AMENDMENT”)

American General Life Insurance Company (hereinafter sometimes referred to as the “Company”), a Texas insurer incorporated on April 11, 1960 and formerly known as American General Life Insurance Company of Delaware, pursuant to the provisions of Texas Insurance Code Articles 3.02a, 3.04 and 3.05 and Texas Business Corporation Act Articles 2.12, 2.25, 4.02, 4.04 and 9.10, hereby amends its Amended and Restated Articles of Incorporation (the “Articles”) as follows:

1.	The name of the corporation is American General Life Insurance Company.

2.	Article IV of the Articles of the corporation is deleted in its entirety and inserted in lieu thereof is the following:

“ARTICLE IV

A.

The aggregate number of shares of capital stock which this corporation shall have authority to issue is six hundred eight thousand five hundred (608,500) shares, consisting of (i) eight thousand five hundred (8,500) shares of Preferred Stock of the par value of One Hundred Dollars ($100.00) per share (“Preferred Stock”) and (ii) six hundred thousand (600,000) shares of Common Stock of the par value of ten dollars ($10.00) per share (“Common Stock”).

B.

The amount of capital stock with which this corporation will commence business is Five Million Five Hundred Thousand Dollars ($5,500,000.00). The amount of its surplus is at least Seven Hundred Thousand Dollars ($700,000.00).

C.

Concurrent with the merger of The Franklin United Life Insurance Company with and into American General Life Insurance Company of New York (“AGNY”), (which is currently estimated to occur on July 31, 1995, assuming all necessary regulatory approvals have been secured, and if not on July 31, 1995 then, alternatively, on August 31, 1995, assuming all necessary regulatory approvals have been secured) the Board of Directors is expressly vested with the authority to issue to The Franklin Life Insurance Company the shares of Preferred Stock designated below.

1.

Designation and Number. There shall be only one series of Preferred Stock, and it is hereby designated the “$80.00 Cumulative Preferred Stock” (hereinafter referred to as the “Cumulative Preferred Stock”). The shares of the Cumulative Preferred Stock shall be of par value of $100.00 each.

The number of shares which shall constitute the Cumulative Preferred Stock shall be 8,500.

2.	Dividends.

(a)

The Franklin Life Insurance Company or any subsequent holder or holders of shares of the Cumulative Preferred Stock, in preference to the holders of Common Stock and of any other capital stock of the corporation which ranks junior to the Cumulative Preferred Stock in respect of dividends or distributions of assets on liquidation of the corporation (all of which classes are hereinafter embraced in the term “junior stock”), shall be entitled to receive as and when declared by the Board of Directors out of the assets of the corporation which are by law available for the payment of dividends, cumulative cash dividends at, but not exceeding, the rate of $80.00 per share per annum (8%). Any dividend payment shall be made pro rata among the holders of the Cumulative Preferred Stock.

(b)

Dividends on the Cumulative Preferred Stock shall be payable annually on the anniversary of the date of the initial issuance of the Cumulative Preferred Stock to The Franklin Life Insurance Company. In the event the corporation fails to pay when due any dividends on the Cumulative Preferred Stock, until the payment or declaration and setting apart of all accrued dividends which have not been paid as scheduled, (i) no dividend shall be declared and paid or set apart for payment upon any junior stock and (ii) no other distribution shall be made with respect to any junior stock. Each share of the Cumulative Preferred Stock shall rank on a parity with each other share of the Cumulative Preferred Stock with respect to preferential dividends. Accruals of dividends on the Cumulative Preferred Stock shall not bear interest.

3.	Redemption.

(a)

On or after five (5) years from the date of the initial issuance of the Cumulative Preferred Stock to The Franklin Life Insurance Company, shares of the Cumulative Preferred Stock shall be redeemable in whole or in part at any time or from time to time, at the option of the Company, at a redemption price per share of $1,000, plus dividends accrued to the date fixed for redemption and remaining unpaid. If less than all outstanding shares of the Cumulative Preferred Stock are to be redeemed, the shares of the Cumulative Preferred Stock to be redeemed shall be redeemed pro rata.

(b)	Notice of any proposed redemption of the Cumulative Preferred Stock under this Section shall be given by the corporation by providing a copy of such notice at least fifteen (15) and not more than thirty (30) days prior to the date fixed for such redemption to each holder of record of shares of the Cumulative Preferred Stock to be redeemed, at its address appearing on the books of the corporation. If, on or before the redemption date specified in such notice, all funds necessary for such redemption shall have been set aside by the corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor, then from and after the date of redemption so designated, notwithstanding that any certificate for shares of the Cumulative Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue and all rights with respect to such shares of the Cumulative Preferred Stock so called for redemption shall forthwith on such redemption date cease and terminate except only the right of the holders thereof to receive the redemption price of such shares so to be redeemed plus accrued and unpaid dividends up to the date fixed for redemption, but without interest thereon. Any moneys so set aside by the corporation and unclaimed at the end of five (5) years from the date fixed for redemption shall revert to the general funds of the corporation.

4.	Liquidation.

(a)

In the event of any liquidation, dissolution or winding up of the affairs of the corporation (all of which are hereinafter embraced in the word “liquidation”), then, before any distribution or payment shall be made to the holders of the Common Stock or any other junior stock, the holders of the Cumulative Preferred Stock shall be entitled to be paid in full the respective amounts fixed for such Cumulative Preferred Stock, plus in each case a sum equal to accrued and unpaid dividends thereon to the date of payment thereof. After such payment shall have been made in full to the holders of the Cumulative Preferred Stock, the remaining assets and funds of the corporation shall be distributed among the holders of the junior stock of the corporation according to their respective rights. In the event that the assets of the corporation are not sufficient to make the payment to the holders of the Cumulative Preferred Stock herein required to be made in full, such assets shall be distributed to the holders of the Cumulative Preferred Stock pro rata.

(b)	The amount per share which the holders of the Cumulative Preferred Stock shall be entitled to receive in the event of a liquidation shall be (in addition to accrued and unpaid dividends) $1,000.

(c)

Neither the merger or consolidation of the Company into or with another corporation, nor the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 4, but the sale, lease or conveyance of all or substantially all of the Company’s assets shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 4.

5.	Limitations.

(a)

So long as any shares of the Cumulative Preferred Stock are outstanding, the corporation shall not, without the consent of the holders of at least two-thirds (2/3) of the total number of shares of the Cumulative Preferred Stock at the time outstanding, given in person or by proxy, by vote at a meeting called for the purpose, increase the authorized amount of preferred stock, or create or authorize any shares of any class of stock ranking prior to, or on a parity with, the Cumulative Preferred Stock in respect of dividends or distributions of assets in the event of any liquidation (hereinafter sometimes referred to as “prior stock” and “parity stock,” respectively), or any securities convertible into or exchangeable for any such prior stock or parity stock.

(b)

Without the consent of the holders of at least two-thirds (2/3) of the total number of shares of the Cumulative Preferred Stock outstanding, given in person or by proxy, by vote at a meeting called for the purpose, the corporation shall not create or acquire any additional shares of the Cumulative Preferred Stock or amend, or repeal any of the rights, preferences or powers of holders of the Cumulative Preferred Stock so as to affect adversely such rights, preferences or powers.

(c)

So long as any shares of the Cumulative Preferred Stock are outstanding, the corporation shall not at any time purchase, redeem or otherwise acquire for value any shares of preferred stock that may be created in the future or of any other stock ranking junior to or on a parity with the Cumulative Preferred Stock in respect of dividends or distribution of assets on liquidation (i) during the continuance of any default in the payment of dividends on the Cumulative Preferred Stock or (ii) if full dividends on the outstanding shares of the Cumulative Preferred Stock were not paid or set apart for payment in cash in respect of the dividend payment date immediately preceding such time.

6.	Regarding Voting Rights.

(a)

The holders of shares of the Cumulative Preferred Stock shall be entitled to one vote per share, voting together with the holders of Common Stock, on any question presented to the holders of Common Stock of the corporation and to be represented and receive notice of any meeting of the shareholders of the corporation.

(b)

If and whenever cumulative dividends on the Cumulative Preferred Stock shall be in arrears in an amount equal to two (2) years payments or more per share, then during the period (hereinafter called the “class voting period”) commencing with such time and ending with the time when all arrears in dividends of the Cumulative Preferred Stock shall have been paid and the full dividend on the Cumulative Preferred Stock for the current annual dividend period shall have been paid or declared and set apart for payment, at any meeting of the shareholders of the corporation held for the election of directors during the class voting period, the holders of the Cumulative Preferred Stock voting together as a class shall be entitled (in addition to exercising such other voting rights as they may have) to elect, by a vote of the majority of the total votes represented by such class, two (2) members of the Board of Directors of the corporation, each share of the Cumulative Preferred Stock entitling the holder thereof to one (1) vote for such purpose. Whenever the right to elect directors shall have accrued to the holders of the Cumulative Preferred Stock, the proper officers of the corporation shall call a meeting for the election of such directors, such meeting to be held not less than forty-five (45) nor more than ninety (90) days after the accrual of such right.

(c)

Any director who shall have been elected by holders of the Cumulative Preferred Stock, or appointed as provided herein, may be removed at any time during a class voting period by, and only by, the affirmative vote of the holders of record of a majority of the outstanding shares of the Cumulative Preferred Stock to which the right to elect directors shall have accrued (an “Affirmative Shareholder Vote”) at a special meeting of such shareholders; and any vacancy thereby created may be filled by an Affirmative Shareholder Vote. If a director shall die, resign, or otherwise cease to be a director of the corporation (other than as a result of removal as provided herein) during a class voting period, such vacancy shall be filled by a person appointed by the remaining director. If both such directors shall die, resign, or otherwise cease to be directors of the corporation during a class voting period, such vacancies shall be filled by an Affirmative Shareholder Vote at a special meeting of such shareholders. At the end of the class voting period, the holders of the Cumulative Preferred Stock shall be automatically divested of all special voting power vested in them under Sections 6(b) and (c) hereunder, but subject always to the subsequent vesting hereunder of voting power in the holders of the Cumulative Preferred Stock in the event of any similar default or defaults thereafter. The term of all directors elected pursuant to the provisions of Sections 6(b) and (c) shall in all events expire at the end of the class voting period.

7.

Regarding Preemptive Rights. No holder of shares of the Cumulative Preferred Stock shall by reason of his holding shares of the Cumulative Preferred Stock have any preemptive or preferential right to purchase or subscribe to any securities of the corporation, now or hereafter to be authorized.”

3.

This Amendment was adopted by unanimous written consent of the board of directors of AGL, and by written consent of the sole shareholder of AGL, AGC Life Insurance Company, a Missouri-domiciled insurer, on July 13, 1995.

4.	At the time of adoption of this Amendment there were 600,000 shares of stock outstanding and entitled to vote.

5.	The number of shares voting for this Amendment was 600,000. The number of shares that voted against this Amendment was 0.

6.	The Amendment does not provide for an exchange, reclassification or cancellation of issued shares.

7.	The Amendment does increase the authorized capital of the corporation by the addition of 8,500 shares of Preferred Stock to the currently authorized 600,000 shares of Common Stock.

8.	Upon the issuance of the 8,500 shares of Preferred Stock, the stated capital of the corporation will increase from $6,000,000 to $14,500,000.

Dated: July 13, 1995.

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:	/s/ Robert S. Cauthen, Jr.
Robert S. Cauthen, Jr.
President and Chief Executive Officer

By:	/s/ Steven A. Glover
Steven A. Glover
Assistant Secretary

State of Texas	§
§
County of Harris	§

BEFORE ME, the undersigned authority on this day personally appeared Robert S. Cauthen, Jr., the President and Chief Executive Officer of American General Life Insurance Company (“AGL”), known to me to be the person and officer whose name is subscribed to the foregoing instrument, and after being duly sworn upon his oath, did acknowledge to me that he executed the same as an officer of AGL and that the statements contained therein are true and correct to the best of his knowledge and belief.

SWORN TO AND SUBSCRIBED before me, the undersigned authority on this 13th day of July, 1995 to certify which witness my hand and seal of office.

/s/ Rhonda K. Henry
Notary Public in and for the State of Texas

State of Texas	§
§
County of Harris	§

BEFORE ME, the undersigned authority on this day personally appeared Steven A. Glover, Assistant Secretary of American General Life Insurance Company (“AGL”), known to me to be the person and officer whose name is subscribed to the foregoing instrument, and after being duly sworn upon his oath, did acknowledge to me that he executed the same as an officer of AGL and that the statements contained therein are true and correct to the best of his knowledge and belief.

SWORN TO AND SUBSCRIBED before me, the undersigned authority on this 13th day of July, 1995 to certify which witness my hand and seal of office.

/s/ Rhonda K. Henry
Notary Public in and for the State of Texas

P:\WP\DTW\MERCRR\P9909.DTW

No. 91 - 1871

OFFICIAL ORDER

of the

COMMISSIONER OF INSURANCE

of the

STATE OF TEXAS

AUSTIN, TEXAS

Date: DEC 31 1991

MERGER OF

CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY

Sacramento, California

Subject Considered:

AND AMERICAN GENERAL LIFE INSURANCE COMPANY

Houston, Texas

INTO AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE

Wilmington, Delaware

WITH REDOMESTICATION OF THE SURVIVOR

Docket No.: 11369

General Remarks and official action taken:

On this day came on for consideration by the Commissioner of Insurance pursuant to TEX. INS. CODE arts. 21.25, 21.49-1 §5 and 1.38, the Plan of Merger by and between CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY, Sacramento, California, and AMERICAN GENERAL LIFE INSURANCE COMPANY, Houston, Texas, and AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE, Wilmington, Delaware, whereby CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY and AMERICAN GENERAL LIFE INSURANCE COMPANY would be merged with and into AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE with AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE being the survivor, and redomestication of AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE

On December 17, 1991, a public hearing concerning the merger application was held before Earl A. Corbitt, Hearings Officer, in the offices of the Texas Department of Insurance, 333 Guadalupe, Austin, Texas. The hearing was recessed to and closed on December 27, 1991. The Commissioner’s staff was represented by Ira M. Goodrich, Staff Attorney, and Loretta Calderon, Insurance Technician. The applicants were represented by B. Shelby Baetz, Attorney, and James A. Totten, Assistant Secretary of each of the three companies. Evidence in the form of exhibits and testimony was presented at the hearing.

JURISDICTION

The Commissioner of Insurance has jurisdiction over the merger pursuant to the provisions of TEX. INS. CODE arts. 21.25 and 21.49-1 §5, and TEX. BUS. CORP. ACT art. 5.07. Notice of the hearing, dated November 25, 1991, was properly addressed and sent by certified mail, return receipt requested, to the authorized representative of the

91 - 1871

COMMISSIONER’S ORDER

CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY

parties. The notice of the hearing contained a statement of the time, place and nature of the hearing as well as a statement of the matters asserted and of the legal authority and jurisdiction under which the hearing was to be held.

FINDINGS OF FACT

Based upon the evidence presented at the hearing, and the recommendations of the Hearings Officer, the Commissioner of Insurance makes the following findings of fact:

1.

CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY, Sacramento, California, is a licensed California insurance corporation authorized to transact life, health and accident, and variable annuity insurance business pursuant to Chapter 3 of the Insurance Code.

2.

AMERICAN GENERAL LIFE INSURANCE COMPANY, Houston, Texas, is a licensed Texas insurance corporation authorized to transact life, health and accident insurance business pursuant to Chapter 3 of the Insurance Code.

3.

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE, Wilmington, Delaware, is a licensed Delaware insurance corporation authorized to transact similar lines of insurance business which is a prerequisite for the merger approval under TEX. INS. CODE art. 21.25.

4.

As a result of the merger, all of the issued and outstanding shares of stock of CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY and AMERICAN GENERAL LIFE INSURANCE COMPANY shall be cancelled and become void.

5.

The Board of Directors and sole shareholders of all companies have taken all merger related action as required by the Insurance Code and the Texas Business Corporation Act and all laws of Delaware and California, and such has been evidenced by proper exhibits to the Commissioner of Insurance.

6.	AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE, Wilmington, Delaware, will be the surviving corporation of the merger.

7.

As a result of the merger, AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE will assume and carry out all responsibilities of CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY and AMERICAN GENERAL LIFE INSURANCE COMPANY with respect to any and all policies of insurance currently outstanding against CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY and AMERICAN GENERAL LIFE INSURANCE COMPANY. Further, AMERICAN GENERAL LIFE

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COMMISSIONER’S ORDER

CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY

INSURANCE COMPANY OF DELAWARE will assume and carry out all liability and responsibility under insurance or reinsurance agreements now entered into by CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY and AMERICAN GENERAL LIFE INSURANCE COMPANY and any other obligations outstanding against such company at the time of merger on the same terms and under the same conditions as provided in such policies, contracts, insurance or reinsurance agreements.

8.	The assumption certificate, identified as Exhibit No. 12, at the public hearings, sets forth the terms of assumption by AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE Form No. LB8204-44.

9.	The proposed effective date of the merger is 11:58 p.m., December 31, 1991.

10.

No evidence was presented that, immediately upon the change of control as a result of the merger, AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE would not be able to satisfy the requirements for the issuance of a new Certificate of Authority or a license to write the line or lines of insurance for which it is presently licensed.

11.

No evidence was presented that the effect of such acquisition of control as a result of the merger would be substantially to lessen competition in any line or subclassification lines of insurance in this state or tend to create a monopoly therein.

12.

No evidence was presented that the financial condition of AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE is such as might jeopardize the financial stability of CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY and AMERICAN GENERAL LIFE INSURANCE COMPANY or prejudice the interest of their policyholders.

13.

The only evidence presented that AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE has any plans or proposals to liquidate CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY and AMERICAN GENERAL LIFE INSURANCE COMPANY, cause either of them to declare dividends or make other distributions, sell any of their assets, consolidate or merge it with any person, make any material changes in their business or corporate structure or management, or cause the insurer to enter into material agreements, arrangements, or transactions of any kind with any party is the proposal to merge CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY and AMERICAN GENERAL LIFE INSURANCE COMPANY, with and into AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE, as set out in the application. There was no evidence that such proposal would be unfair, prejudicial, hazardous or unreasonable to the policyholders of CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY and AMERICAN GENERAL LIFE INSURANCE COMPANY and not in the public interest.

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COMMISSIONER’S ORDER

CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY

13.

No evidence was presented that the competence, trustworthiness, experience and integrity of those persons who would control the operations of AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE are such that it would not be in the interest of the policyholders of CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY and AMERICAN GENERAL LIFE INSURANCE COMPANY and of the public to permit the merger.

14.	No evidence was presented that the merger would be contrary to or violate any law of this or any other state or of the United States.

15.	No evidence was presented that the merger plan would not be in the best interest of the policyholders affected by the plan.

16.

No evidence was presented that approval of the merger would substantially reduce the security of and services to be rendered to the policyholders which CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY and AMERICAN GENERAL LIFE INSURANCE COMPANY currently insures and reinsures in Texas or elsewhere.

17.	As a result of amending and restating its Articles of Incorporation, AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE has redomesticated to the State of Texas pursuant to TEX. INS. CODE art. 1.38.

18.

As a result of such redomestication, AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE has changed its name to AMERICAN GENERAL LIFE INSURANCE COMPANY. The new name of the company is not so similar to that of any other insurance company as to be likely to mislead the public.

19.	As a result of such redomestication, the company has changed its home office from Wilmington, Delaware, to Houston, Texas.

20.	As a result of such redomestication, the company has amended Article III of the Articles of Incorporation pertaining to the kind of business that the company will be engaged in.

21.

As a result of the redomestication, Article IV of the Articles of Incorporation is amended to show the authorized capital stock as $6,000,000.00 divided into 600,000 shares of common stock with a par value of $10.00 per share, and that the company has at least $700,000.00 surplus.

22.	As a result of the redomestication, new Article VIII is added pertaining to separate variable annuity accounts.

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COMMISSIONER’S ORDER

CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY

CONCLUSIONS OF LAW

Based upon the foregoing findings of fact, the Commissioner of Insurance makes the following conclusions of law:

1.

The proposed merger of CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY, Sacramento, California, and AMERICAN GENERAL LIFE INSURANCE COMPANY, Houston, Texas, with and into AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE, Wilmington, Delaware, is properly supported by the required documents.

2.	The Commissioner of Insurance has no substantial evidence upon which to predicate denial of the merger.

3.	AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE, as a result of the merger, has restated its Articles of Incorporation which are properly supported by the required documents.

IT IS, THEREFORE, THE ORDER of the Commissioner of Insurance that the merger whereby CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY, Sacramento, California, and AMERICAN GENERAL LIFE INSURANCE COMPANY, Houston, Texas, are to be merged with and into AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE, Wilmington, Delaware, with AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE being the survivor, all as detailed in the Agreement and Plan of Merger, be, and the same is hereby approved.

IT IS FURTHER ORDERED that the Assumption Certificate Form No. LB8204-44 of AMERICAN GENERAL LIFE INSURANCE COMPANY, Houston, Texas, be approved, and that the merger be given an effective date of 11:58 p.m., December 31, 1991.

IT IS FURTHER ORDERED that the Certificates of Authority of CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY, Sacramento, California, and AMERICAN GENERAL LIFE INSURANCE COMPANY, Houston, Texas, be, and the same are hereby, cancelled.

IT IS FURTHER ORDERED that the redomestication of AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE, Wilmington, Delaware, as AMERICAN GENERAL LIFE INSURANCE COMPANY, Houston, Texas, be, and the same is hereby, approved. Further, it is ordered that a new Certificate of

91 - 1871

COMMISSIONER’S ORDER

CALIFORNIA-WESTERN STATES LIFE INSURANCE COMPANY

Authority be issued to AMERICAN GENERAL LIFE INSURANCE COMPANY, Houston, Texas, evidencing such redomestication and that the prior Certificate of Authority be, and the same is hereby, cancelled.

PHILIP W. BARNES
COMMISSIONER OF INSURANCE

BY:	/s/ GEORGIA D. FLINT
GEORGIA D. FLINT
ACTING COMMISSIONER

RECOMMENDED BY:
/s/ EARL A. CORBITT
EARL A. CORBITT
HEARINGS OFFICER

Exhibit A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

AMERICAN GENERAL LIFE INSURANCE COMPANY

(formerly American General Life Insurance Company of Delaware)

(Effective December 31, 1991, redomesticating American General Life

Insurance Company of Delaware as a Texas domiciled insurer;

renaming as “American General Life Insurance Company”;

and reflecting certain additional amendments.)

ARTICLE ONE

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE, pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act and the applicable provisions of the Texas Insurance Code, hereby adopts these Restated Articles of Incorporation which accurately copy the Certificate of Incorporation and all amendments thereto that are in effect to date and as further amended by such Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.

FURTHERMORE, PURSUANT TO THE PROVISIONS of Article 1.38, Texas Insurance Code, and as authorized by the provisions of Section 4946, Delaware Insurance Code, AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE, as the surviving corporation of the merger of American General Life Insurance Company and California-Western States Life Insurance Company with and into American General Life Insurance Company of Delaware, hereby elects to become domiciled in the State of Texas, subject in all respects to the authority and jurisdiction of the State of Texas. The current Certificate of Incorporation of American General Life Insurance Company of Delaware issued under the laws of the State of Delaware on April 11, 1960, and thereafter amended, is hereby further amended and restated to become the Restated Articles of Incorporation under the laws of the State of Texas effective December 31, 1991 following the effectiveness of the aforementioned merger.

ARTICLE TWO

The Certificate of Incorporation of the Delaware corporation is amended under Texas law by these Restated Articles of Incorporation as follows:

ARTICLE FIRST is amended to read: “ARTICLE I. The name of the corporation is AMERICAN GENERAL LIFE INSURANCE COMPANY.”

ARTICLE SECOND is amended to read: “ARTICLE II. The location of the home office of the corporation is 2727 Allen Parkway, Houston, Harris County, Texas 77019.”

ARTICLE THIRD is amended to read: “ARTICLE III. The corporation proposes to transact business as a life, health and accident insurance company as provided in Chapter Three of the Insurance Code of the State of Texas, as presently existing and as the same may hereafter be amended.”

ARTICLE FORTH is amended to (i) change the article heading to “ARTICLE IV”; and (ii) add the sentence “The amount of its surplus is at least Seven Hundred Thousand Dollars ($700,000.00).”

ARTICLE FIFTH is deleted.

ARTICLE SIXTH is amended solely to change the article heading to “ARTICLE V.”

ARTICLE SEVENTH is deleted.

ARTICLE EIGHTH is amended to (i) change the article heading to “ARTICLE VI”; (ii) substitute the phrase “at least two-thirds” for the phrase “SIXTY percent”; (iii) substitute the word “bylaws” for each use of the word “By-Laws”; (iv) substitute the word “Texas” for each use of the word “Delaware”; (v) substitute the word “Articles” for the word “Certificate”; and (vi) delete the last sentence.

ARTICLE NINTH is amended to (i) change the article heading to “ARTICLE VII”; (ii) change from lower case to upper case the first letter of each use of the words “director” and “company”; (iii) delete the word “Ninth” from the text of Article VII; and (iv) substitute the word “Texas” for the word “Delaware.”

A new ARTICLE VIII is added to read: “ARTICLE VIII. The Board of Directors from time to time, by resolution duly adopted at any regular or special meeting, may establish one or more separate variable annuity accounts pursuant to Section 7 of Article 3.72 of the Insurance Code of Texas, as presently existing and as the same may hereafter be amended, for the purpose of receiving, holding, investing and reinvesting amounts received in connection with individual or group variable annuity contracts issued by the corporation or by any life insurance company which was a predecessor to, or which has been acquired by, the corporation. With respect to each such separate account, such resolution shall authorize and direct the officers of the corporation to do all of the acts and things necessary or appropriate to cause each such separate account to be registered under the Investment Company Act of 1940 of the United States as a unit investment trust investment company or as a diversified, open-end management investment company, to make application for and obtain such exemptions under such act as may be necessary or appropriate, and to file and cause to become effective such registration statements under the Securities Act of 1933 of the United States as may be necessary or appropriate. With respect to each such separate account, such resolution shall also make provisions for rules regarding the regulation and management of the affairs of the separate account; if appropriate, for a Board of Managers with certain duties and powers regarding the separate account; for the rendering of investment, underwriting, accounting and administrative services to the separate account; if appropriate, for special voting rights and procedures for the owners of and participants under variable annuity contracts issued in connection with the separate account to give them jurisdiction over matters relating to investment policies, investment advisory services, underwriting services and the selection of certified public accountants in relation to the administration of the separate account, and in order to comply with the Investment Company Act of 1940 of the United States and such other requirements of federal law as may be applicable to the separate account; and for the sale, issue, delivery and use by the corporation of individual and group variable annuity contracts under the terms of which amounts received in connection therewith and required to be allocated or applied to the separate account.”

ARTICLE THREE

Each such amendment made by these Restated Articles of Incorporation has been effected in conformity with the applicable provisions of the Texas Business Corporation Act and the Texas Insurance Code and such Restated Articles of Incorporation and each such amendment made by the Restated Articles of Incorporation were duly adopted by the sole shareholder of the corporation on the 23rd day of September, 1991.

ARTICLE FOUR

The corporation has one class of stock. The number of shares outstanding was SIX HUNDRED THOUSAND (600,000), and the number of shares entitled to vote on the Restated Articles of Incorporation as so amended was SIX HUNDRED THOUSAND (600,000), the sole shareholder of which has signed a written consent to the adoption of such Restated Articles of Incorporation as so amended. The number of shares voted for such Restated Articles of Incorporation as so amended was 600,000 and the number of shares voted against such Restated Articles of Incorporation as so amended was zero.

ARTICLE FIVE

The Certificate of Incorporation of the Delaware corporation and all amendments and supplements thereto are hereby superseded by the following Restated Articles of Incorporation which accurately copy the entire text thereof and as amended as above set forth:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

AMERICAN GENERAL LIFE INSURANCE COMPANY

(formerly American General Life Insurance Company of Delaware)

(Effective December 31, 1991, redomesticating American General Life

Insurance Company of Delaware as a Texas domiciled insurer;

renaming as “American General Life Insurance Company”;

and reflecting certain additional amendments.)

ARTICLE I

The name of the corporation is AMERICAN GENERAL LIFE INSURANCE COMPANY.

ARTICLE II

The location of the home office of the corporation is 2727 Allen Parkway, Houston, Harris County, Texas 77019.

ARTICLE III

The corporation proposes to transact business as a life, health and accident insurance company as provided in Chapter Three of the Insurance Code of the State of Texas, as presently existing and as the same may hereafter be amended.

ARTICLE IV

The total number of shares of stock which the corporation shall have authority to issue is six hundred thousand (600,000) and the par value of each of such shares is Ten Dollars ($10.00), amounting in the aggregate to Six Million Dollars ($6,000,000.00).

The amount of capital stock with which this corporation will commence business is Five Million Five Hundred Thousand Dollars ($5,500,000.00). The amount of its surplus is at least Seven Hundred Thousand Dollars ($700,000.00).

ARTICLE V

The existence of this corporation is to be perpetual.

ARTICLE VI

The Directors shall have power to make and to alter or amend the Bylaws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to amount, upon the property and franchises of this corporation.

With the consent in writing, and pursuant to a vote of the holders of at least two-thirds of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.

The Bylaws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this corporation, except as conferred by law or the Bylaws, or by resolution of the stockholders.

The stockholders and Directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the State of Texas, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or Directors.

The Directors shall have power by a resolution passed by a majority vote of the whole Board, under suitable provision of the Bylaws, to designate two or more of their number to constitute an Executive Committee, which Committee shall for the time being, as provided in said resolution or in the Bylaws, have and exercise any or all of the powers of the Board of Directors which may be lawfully delegated in the management of the business and affairs of the Company, and shall have power to authorize the seal of the said Company to be affixed to all papers which may require it.

This corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the statutes of the State of Texas, and all rights conferred on officers, Directors and stockholders herein are granted subject to this reservation.

ARTICLE VII

A Director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in the Director’s capacity as a Director, except that this Article does not eliminate or limit the liability of a Director for (i) a breach of a Director’s duty of loyalty to the Company or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director’s office; (iv) an act or omission for which the liability of a Director is expressly provided for by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. Any repeal or amendment of this Article by the shareholders of the Company shall be prospective only, and shall not adversely affect any limitation on the liability of a Director of the Company existing at the time of such repeal or amendment. In addition to the circumstances in which a Director of the Company is not liable as set forth in the preceding sentences, a Director shall not be liable to the fullest extent permitted by any provision of the statutes of Texas hereafter enacted that further limits the liability of a Director.

ARTICLE VIII

The Board of Directors from time to time, by resolution duly adopted at any regular or special meeting, may establish one or more separate variable annuity accounts pursuant to Section 7 of Article 3.72 of the Insurance Code of Texas, as presently existing and as the same may hereafter be amended, for the purpose of receiving, holding, investing and reinvesting amounts received in connection with individual or group variable annuity contracts issued by the corporation or by any life insurance company which was a predecessor to, or which has been acquired by, the corporation. With respect to each such separate account, such resolution shall authorize and direct the officers of the corporation to do all of the acts and things necessary or appropriate to cause each such separate account to be registered under the Investment Company Act of 1940 of the United States as a unit investment trust investment company or as a diversified, open-end management investment company, to make application for and obtain such exemptions under such act as may be necessary or appropriate, and to file and cause to become effective such registration statements under the Securities Act of 1933 of the United States as may be necessary or appropriate. With respect to each such separate account, such resolution shall also make provisions for rules regarding the regulation and management of the affairs of the separate account; if appropriate, for a Board of Managers with certain duties and powers regarding the separate account; for the rendering of investment, underwriting, accounting and administrative services to the separate account; if appropriate, for special voting rights and procedures for the owners of and participants under variable annuity contracts issued in connection with the separate account to give them jurisdiction over matters relating to investment policies, investment advisory services, underwriting services and the selection of certified public accountants in relation to the administration of the separate account, and in order to comply with the Investment Company Act of 1940 of the United States and such other requirements of federal law as may be applicable to the separate account; and for the sale, issue, delivery and use by the corporation of individual and group variable annuity contracts under the terms of which amounts received in connection therewith and required to be allocated or applied to the separate account.

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE

By:	/s/ Robert K. Devlin
President and Chief Executive Officer

By:	/s/ Thomas B. Phillips
Secretary

Dated: September 23, 1991.

articles.mer

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

BEFORE THE UNDERSIGNED, a notary public, on this day personally appeared Robert M. Devlin and Thomas B. Phillips, who being by me first duly sworn, declared that they were the President and Chief Executive Officer and the Secretary, respectively, of American General Life Insurance Company of Delaware (to be renamed effective December 31, 1991, “American General Life Insurance Company”), and that they signed the foregoing document as officers of the said corporation and that the statements contained therein are true and correct.

GIVEN UNDER MY HAND AND SEAL this 23rd day of September, 1991.

/s/ Rhonda K. Henry
Notary Public, State of Texas My Commission Expires: 10/30/93

articles.mer

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

KNIGHTS LIFE INSURANCE COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the “Company”), does hereby certify that:

(1) At a meeting of the Board of Directors of the Company duly held and convened, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Company and declaring said amendment advisable, such resolution being as follows:

RESOLVED, that the Certificate of Incorporation of the Company be and it is hereby amended by changing the Article thereof numbered First, to read as follows:

“FIRST: The name of this corporation shall be ‘American General Life Insurance Company of Delaware’”; and

RESOLVED FURTHER, that for all accounting and record purposes the foregoing amendment shall be effective as of the close of business on, December 31, 1962.

(2) Thereafter, pursuant to Consent in writing, duly executed by the sole stockholder of the Company in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and filed with the Secretary of the Company, the holder of all the issued and outstanding capital stock of the Company consented in writing to the foregoing amendment.

(3) The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Knights Life Insurance Company has caused its corporate seal to be hereto affixed and this Certificate to be signed by Joseph J. Hess, its President, and L. Dale Edwards, its Secretary, this 3rd day of December,1962.

KNIGHTS LIFE INSURANCE COMPANY

By	/s/ Josph J. Hess
(President)

By	/s/ L. Dale Edwards
(Secretary)

(Corporate-Seal)

American General
LIFE INSURANCE COMPANY
OF DELAWARE

This *is to certify that the Insurance Commissioner of the State of Delaware has approved an amendment to the charter of*

KNIGHT'S LIFE INSURANCE COMPANY

changing its name to

AMERICAN GENERAL LIFE INSURANCE COMPANY
OF DELAWARE

This is merely a change of name, and your policy is not in any way affected by this change. It is suggested that you file this notice with your policy.

Joseph J. Hess
PRESIDENT

L. Dale Edwards
SECRETARY

Dated, Wilmington, Delaware
December 31, 1962

CERTIFICATE OF INCORPORATION

OF

KNIGHTS LIFE INSURANCE COMPANY

FIRST: The name of this corporation shall be “KNIGHTS LIFE INSURANCE COMPANY”.

SECOND: The principal office of Knights Life Insurance Company shall be located at No. 100 West Tenth Street in the City of Wilmington, County of New Castle, Delaware, where service of process against such corporation may be made and THE CORPORATION TRUST COMPANY, a corporation of the State of Delaware, located at No. 100 West Tenth Street, Wilmington, New Castle County, Delaware, shall be, and it is hereby, constituted and appointed the Agent of said Company in charge of its principal office in said City of Wilmington.

THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all of the things herein set forth, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz.:

To make insurance upon the lives of persons and every insurance pertaining thereto; to grant, purchase and dispose of annuities; to carry on a life and endowment insurance business; to insure the health of persons; and to insure the lives, health and persons of individuals from accident or casualty of any kind.

In furtherance of or incident to this corporation’s

insurance business, to acquire the good will, rights, property, assets and liabilities of any person, firm, association or corporation; to pay for the same in cash, in the stock of this company, in bonds or otherwise; to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired; and to exercise all the powers necessary or convenient in and about the conduct and management of such business.

To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge, or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of indebtedness created by any other corporation or corporations of this State or any other State, country, nation or government, and to exercise all the rights, powers and privileged of ownership.

To enter into, make and perform contracts of every kind with any person, firm, association or corporation, municipality, body politic, country, territory, State, government or colony or dependency thereof, and without limit as to the amount to draw, make, accept, endorse, discount, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or transferable instruments and evidences of indebtedness whether secured by mortgage or otherwise, as well as to secure the same by mortgage or otherwise.

To conduct business in any of the States, territories, colonies or dependencies of the United States, in the District of Columbia, and in any and all foreign countries, to have one or more offices therein, and therein to hold, purchase, mortgage and convey real and personal property, without limit as to the amount.

To do any or all of the things herein set forth to the same extent as natural persons might or could do and in any part of the world, as principals, agents, contractors, trustees, or otherwise, and either alone or in company with others.

In general to carry on any other business in connection therewith not forbidden by the laws of the State of Delaware, and with all the powers conferred upon corporations by the laws of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is six hundred thousand (600,000) and the par value of each of such shares is Ten Dollars ($10.00), amounting in the aggregate to Six Million Dollars ($6,000,000.00).

The amount of capital stock with which this corporation will commence business is Five Million Five Hundred Thousand Dollars ($5,500,000.00).

FIFTH: The names and places of residence of each of the subscribers to the capital stock are as follows:

NAME	RESIDENCE
Joseph J. Hess Leo N. Hierholzer Harry J. Steele Benjamin N. Woodson B. Charles Held	Pittsburgh, Pennsylvania Pittsburgh, Pennsylvania Pittsburgh, Pennsylvania Houston, Texas Johnstown, Pennsylvania

SIXTH: The existence of this corporation is to be perpetual.

SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

EIGHTH: The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to amount, upon the property and franchises of this corporation.

With the consent in writing, and pursuant to a vote of the holders of SIXTY per cent. of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this corporation, except as conferred by law or the By-Laws, or by resolution of the stockholders.

The stockholders and Directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or Directors.

The Directors shall have power by a resolution passed by a majority vote of the whole Board, under suitable provision of the By-Laws, to designate two or more of their number to constitute an Executive Committee, which Committee shall for the time being, as provided in said resolution or in the By-Laws, have and exercise any or all of the powers of the Board of Directors which may be lawfully delegated in the management of the business and affairs of the Company, and shall have power to authorize the seal of the said Company to be affixed to all papers which may require it.

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the statutes of the State of Delaware, and all rights conferred on officers, Directors and stockholders herein are granted subject to this reservation.

It is the intention that each of the objects, purposes and powers specified in all the paragraphs of the third Section hereof shall be regarded as independent objects, purposes and powers.

WE, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true; and we have accordingly hereunto set our respective hands and seals.

Dated at Pittsburgh, Pa. March 30, 1960

In Presence of:

Anna J. Lorenz	Joseph J. Hess	(SEAL)

Anna J. Lorenz	Leo N. Hierholzer	(SEAL)

Anna J. Lorenz	Harry J. Steele	(SEAL)

Elizabeth Reap	Benjamin N. Woodson	(SEAL)

Elizabeth Flaherty	B. Charles Held	(SEAL)